UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2012

Universal Business Payment Solutions Acquisition Corporation

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-35170	90-0632274
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Radnor Financial Center 150 North Radnor-Chester Road, Suite F-200 Radnor, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

(610) 977-2482

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name of Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On December 11, 2012, Universal Business Payment Solutions Acquisition Corporation (the “Company”), Enzo Merger Sub, Inc. and the Francis David Corporation d/b/a Electronic Merchant Systems mutually agreed to terminate that certain Agreement and Plan of Merger, dated as of July 6, 2012, among the Company, Enzo Merger Sub, Inc., EMS, the stockholders of EMS and James Weiland, as Representative.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 11, 2012, the Company held a special meeting of its stockholders at which such stockholders voted to adjourn the special meeting until December 27, 2012 at 9:00 A.M., local time, at its original location. The final voting results were as follows:

	For	Against	Abstain/Withhold
Number of votes	12,309,064	133,246	305,870
Percentage of shares outstanding and entitled to vote	96.56%	1.05%	2.40%

On December 11, 2012, the Company held a special meeting of its warrantholders at which such warrantholders voted to adopt the proposal to approve the termination of the warrant agreement that governs all of the Company’s issued and outstanding warrants and the conversion of each issued and outstanding warrant of the Company into .1333 shares of the Company’s common stock. The consummation of this proposal is contingent upon consummation of certain of the acquisition proposals described in the Definitive Proxy Statement the Company filed with the Securities and Exchange Commission on November 13, 2012 on Schedule 14A.  The final voting results were as follows:

	For	Against	Abstain/Withhold
Number of votes	13,159,682	232,500	1,500
Percentage of shares outstanding and entitled to vote	98.25%	1.74%	0.01%

Item 8.01. Other Information

As a result of the termination of the EMS Agreement, any information regarding EMS and the proposed transactions with EMS contained in the proxy statement/prospectus mailed to them on or about November 14, 2012 is no longer applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2012

UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION

By:	/s/ Bipin C. Shah
Name: Bipin C. Shah Title: Chairman and Chief Executive Officer